UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 4, 2011

Minden Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	000-54234	90-0610674
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

100 MBL Bank Drive, Minden, Louisiana	71055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(318) 371-4156

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events

On January 4, 2011, Minden Bancorp, Inc., a Louisiana corporation (“Minden Bancorp” or the “Company”), completed the “second-step” conversion of MBL Bank (the “Bank”) from the mutual holding company to the fully public stock holding company form of organization (the “Conversion”) pursuant to a Plan of Conversion and Reorganization (the “Plan”).  Upon completion of the Conversion, Minden Bancorp became the holding company for the Bank and owns all of the issued and outstanding shares of the Bank’s common stock.  In connection with the Conversion, 1,394,316 shares of common stock, par value $0.01 per share, of Minden Bancorp (the “Common Stock”) were sold in subscription and community offerings to certain depositors of the Bank and other investors for $10.00 per share, or $13.94 million in the aggregate.  In addition and in accordance with the Plan, approximately 984,953 shares of Common Stock (without taking into consideration cash issued in lieu of fractional shares) were issued in exchange for the issued and outstanding shares of common stock of Minden Bancorp, Inc., the former mid-tier holding company for the Bank, held by persons other than Minden Mutual Holding Company.  Each share of common stock of the former Minden Bancorp, Inc. was converted into the right to receive 1.7427 shares of Common Stock in the Conversion.

For additional information, reference is made to the Company’s press release, dated January 4, 2011, included as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits

(a)       Not applicable.
(b)       Not applicable.
(c)       Not applicable.
(d)       Exhibits.

     The following exhibit is filed herewith.

Exhibit Number	Description
99.1	Press release dated January 4, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MINDEN BANCORP, INC.

Date: January 4, 2011	By:	/s/Jack E. Byrd, Jr.
Jack E. Byrd, Jr.
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated January 4, 2011